Bank of South Carolina Corporation Announces Third Quarter Earnings

CHARLESTON, S.C., Oct. 10, 2013 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $3,107,056 or $.70 per share, for the nine months ended September 30, 2013 – an increase of 16.17% from earnings for the nine months ended September 30, 2012 of $2,674,655 or $.60 per share. Returns on average assets and average equity for the nine months ended September 30, 2013 were 1.27% and 11.97%, respectively, compared with 2012 returns on average assets and average equity of 1.12% and 10.76%, respectively. Earnings for the three months ended September 30, 2013 increased $170,515 or 19.08% to $1,064,177 compared to $893,662 for the three months ended September 30, 2012.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "Our model of safe and sound banking practices over the past 27 years has resulted in great success for our financial institution and its employees, customers, and shareholders. Now, we are excited to announce our intention to open a future office in North Charleston on Highway 78 and Ingleside Boulevard led by veteran banker Terry Strawn."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	September 30,	September 30,
	2013	2012

Shares Outstanding
BKSC Common Stock	4,456,028	4,446,239

Book Value Per Share	$ 7.73	$ 7.57

Total Assets	$ 334,189,870	$ 307,466,670

3 Months
Ending

Net Income	$ 1,064,177	$ 893,662

Basic Earnings Per Share	$.24	$.20

Diluted Earnings Per Share	$.24	$.20

Weighted Average Shares
Outstanding Basic	4,454,669	4,446,239

Weighted Average Shares
Outstanding Diluted	4,454,669	4,446,239

9 Months
Ending

Net Income	$ 3,107,056	$ 2,674,655

Basic Earnings Per Share	$.70	$.60

Diluted Earnings Per Share	$.70	$.60

Weighted Average Shares
Outstanding Basic	4,450,997	4,445,570

Weighted Average Shares
Outstanding Diluted	4,450,997	4,445,570

CONTACT: Fleetwood S. Hassell, (843) 724-1500